Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

RECEPTOR BIOLOGIX, INC.

and

APHTON CORPORATION

Dated as of August 4, 2006

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 4, 2006 (this “Agreement”), by and between Receptor Biologix, Inc. (the “Purchaser”) and Aphton Corporation (the “Seller”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article XII.

WHEREAS, Seller is a biopharmaceutical company engaged in the business of researching and developing cancer immunotherapies;

WHEREAS, Seller has filed a voluntary petition (the “Petition”) for relief commencing a case (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, the Purchaser desires to purchase and obtain the assignment from Seller, and Seller desires to sell, convey, assign, and transfer to the Purchaser, assets of Seller, together with certain specified obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363, and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1 (a) Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase and accept from Seller, all of Seller’s rights, title, and interests in and to the Assets, free and clear of all Encumbrances, in each case other than Permitted Encumbrances. The term “Assets” means all of the following with respect to all products in research or under development that are directed toward or relate to the target hormone gastrin (including but not limited to Insegia): (i) all patents, patent applications, patent disclosures and inventions; (ii) all trademarks, trademark applications, service marks, trade dress, trade names, logos, and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (iii) technical and scientific information, trade secrets, ideas, techniques, sketches, drawings, works of authorship, models, inventions, discoveries, concepts, improvements, research, development, and designs, compositions, prototypes, physical materials, processes, equipment, gene sequences, formulations, cell lines, samples, vectors, clones, media, chemical compounds, biological materials, algorithms, software programs, software source documents, financial and commercial information, business plans and strategies, and client, supplier, marketing and strategic alliance information, and other information relating to the Seller’s product research and development activities, marketing plans and other business activities (whether or not patentable); (iv) other proprietary and regulatory rights, filings and processes; (v) the Contracts set forth in Schedule I hereto (the “Assumed Contracts”); (vi) the Equipment set forth on Schedule II hereto; and (vii) all the contractual rights of Seller and claims of Seller relating to such Assets, wherever located (including in the possession of vendors or other third parties or elsewhere), whether tangible, intangible, absolute or contingent, of whatever nature, whether real, personal or mixed, whether now existing or hereafter acquired, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of Seller, as the same shall exist at the Closing, and all assets of Seller relating to the foregoing, including those assets that are described below:

(i) to the extent transferable and as included in the Assumed Contracts, all rights under all warranties, representations, and guarantees made by third parties in connection with the Assets;

(ii) all rights under confidentiality, nondisclosure and similar agreements to the extent transferable, included in the Assumed Contracts and related to the Assets; and

(iii) all books and records of Seller that relate primarily to the Assets; provided, however, Seller may retain copies of (x) all books and records included in the Assets to the extent necessary or useful for the administration of the Chapter 11 Case or any other Action to which it is a party, the filing of any Tax Return or compliance with any applicable laws.

(b) Grant of License. Seller hereby grants to Purchaser a perpetual, royalty-free, license in and to Seller’s liposomal vaccine family of patents, more specifically set forth on Schedule 1.1(b) attached hereto, that is exclusive for use by Purchaser in developing a vehicle for delivery of the products, G17DT (more commonly known as “Insegia”), the gastrin monoclonal antibody, and/or a radioligand product each purchased by Purchaser hereunder (the “Patents”). (The grant of this exclusive license is subject to the Collaboration and License Agreement, dated July 1, 2001, between Seller and Yissum Research and Development Company of Hebrew University of Jerusalem, Israel (the “Yissum Agreement”), including, without limitation, the prior termination thereof by Seller and the termination provisions contained therein.) Should Seller enter into a purchase agreement to sell the Patents to any third party within thirty (30) days after the date of the sale hearing with the United States Bankruptcy Court for the District of Delaware approving Purchaser’s bid for the Assets, Seller will simultaneously enter into a separate license agreement with Purchaser setting forth the terms of the license described herein and the purchase agreement with such third party will reflect said license; provided, however, that in the event Seller does not enter into a purchase agreement to sell the Patents within such thirty (30) day period, Seller will transfer and assign the Patents to Purchaser at no additional cost (The transfer and assignment to Purchaser of the Patents would be subject to the Yissum Agreement, including, without limitation, the prior termination thereof by Seller and the termination provisions contained therein.).

Section 1.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and/or accept assignment from

Seller and thereafter pay, perform, or discharge in accordance with their terms the following obligations of Seller (the “Assumed Liabilities”), without duplication: (i) the obligations of Seller under Assumed Contracts that, by the terms of such Assumed Contracts, arise after Closing and relate to periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case, at any time after the Closing Date and; (ii) all cure amounts payable in order to effectuate, pursuant to the Bankruptcy Code, the assumption by and assignment to the Purchaser of Assumed Contracts, assigned to the Purchaser under the Sale Order (“Cure Amounts”); provided, however, that to the extent that any Cure Amounts are paid by any Person (including Seller) which is not the Purchaser or any of its affiliates after the date hereof and prior to the Closing (“Pre-Closing Cure Amounts”), the Cash Purchase Price payable at Closing shall be increased by the total amount of any such Pre-Closing Cure Amounts paid; and (iii) obligations under any Assumed Contracts in respect of any credit, prepayment or refund balances as of Closing, in each case to the extent such balance is not included in the calculation of Cure Amounts.

Section 1.3 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, the Purchaser shall not assume, or in any way be liable or responsible for, any liabilities, commitments, or obligations, whether known or unknown, disclosed or undisclosed, absolute, contingent, inchoate, fixed or otherwise, of Seller, including, without limitation, all liabilities, commitments or obligations relating to or arising from the Assets or the use thereof, except for those that are the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Purchaser shall not assume, and Seller shall remain responsible for the following liabilities, commitments, or obligations, whether known or unknown, disclosed or undisclosed, absolute, contingent, fixed or otherwise (all of which shall be Excluded Liabilities):

(a) any liabilities, commitments or obligations that arise with respect to the Assets or the use thereof on or prior to the Closing Date or relate to periods on or prior to the Closing Date or are to be observed, paid, discharged or performed on or prior to the Closing Date (in each case, including any liabilities that result from, relate to or arise out of tort or other product liability claims) other than, in each case, with respect to the Assumed Contracts;

(b) any liability, commitment or obligation of, or required to be paid by, Seller for any Taxes of any kind (other than for the Operations or the Assets) for any period;

(c) any liability, commitment or obligation for any Taxes relating to the Operations or the Assets for or applicable to the Pre-Closing Tax Period, including any Property Taxes, and any liability, (any liability, commitment or obligation set forth in this clause (c) or in clause (b) above, “Excluded Taxes”); and

(d) any liability or obligation of any kind under any contract that is not an Assumed Contract.

Section 1.4 Purchase Price. The purchase price for the Assets shall be equal to the sum of $750,000, plus the assumption of the Assumed Liabilities (collectively, the “Purchase Price”). The Purchase Price less the assumption of the Assumed Liabilities shall be referred to as the “Cash Purchase Price.” Upon execution and delivery of this Agreement by the Purchaser and Seller, the Purchaser has paid to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller a deposit in the amount of $50,000 (the “Deposit”). The Parties agree that the Deposit shall be held in escrow by Seller’s legal counsel. The Parties agree that the Deposit shall be refunded to the Purchaser if this Agreement is terminated pursuant to Section 8.1 or at a time at which Purchaser or Seller would be entitled to terminate this Agreement pursuant to Section 8.2 or Section 8.4. Otherwise, the Deposit shall be nonrefundable. At the Closing, the Purchaser will transfer to Seller the Cash Purchase Price less the Deposit and any amount outstanding under the D.I.P. Loan (including fees, costs, and accrued interest).

Section 1.5 Rejection of Certain Assumed Contracts. Between the date of this Agreement and the date that the Sale Order is entered and becomes effective, the Purchaser may remove contracts or agreements from the list of Assumed Contracts set forth on Exhibit 1.1(a) (“Rejection”); provided that (a) there shall be no adjustment to the Purchase Price as a result of any Rejection, and (b) the Purchaser shall reimburse Seller and their estates for any and all costs or expenses associated with any Rejection arising from the date hereof until the date Seller has received notice from the Purchaser of such Rejection. Upon proper Rejection of Assumed Contracts pursuant to the terms of this Section 1.5, the Purchaser shall not assume any liability with respect to such Assumed Contracts so rejected. Any such Rejection shall result in a conforming change to the universe of agreements and contracts which constitute the Assumed Contracts for all purposes of this Agreement.

ARTICLE II

THE CLOSING

Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Eckert Seamans Cherin & Mellott, LLC, 300 Delaware Avenue, Suite 1360, Wilmington, DE 19801 at 10:00 a.m. on the Business Day after the conditions set forth in Sections 7.1, 7.2(b) and 7.3(b) shall have been satisfied or waived, or at such other time, date and place as shall be fixed by agreement among the Parties hereto (the date of the Closing being herein referred to as the “Closing Date”).

Section 2.2 Consideration. Subject to the terms and conditions hereof, at the Closing, the Purchaser shall:

(a) pay to Seller, by wire transfer of immediately available funds to an account or accounts specified in writing, the Cash Purchase Price less the Deposit and any amount outstanding under the D.I.P. Loan (including fees, costs, and accrued interest);

(b) assume the Assumed Liabilities pursuant to one or more duly executed Assignment and Assumption Agreement, in substantially the form of Exhibit 2.2(b).

Section 2.3 Tax Treatment. The Purchaser and Seller shall, reasonably promptly after the Closing Date, agree on an allocation of the Purchase Price (the “Allocation”) pursuant to Section 1060 of the Code and the Treasury Regulations thereunder; provided, however, that the

Allocation shall be reasonable, based on fair market values and consistent with the Code and based on an initial proposal by Purchaser. The proposed Allocation shall be initially prepared by the Purchaser and delivered to Seller within twenty (20) days after the Closing Date. In the event Seller disagrees with the Purchaser’s version of the proposed Allocation, Seller shall so notify the Purchaser in writing within twenty (20) days after Seller’s receipt of same from the Purchaser, such notice to contain an explanation of the reason for Seller’s objection. If the parties are then unable to agree upon the Allocation within ninety (90) days after the Closing Date, the Independent Accountant shall resolve the dispute, and the fees and expenses of the Independent Accountant shall be shared equally by the Parties. Except as otherwise required pursuant to a Final Determination, the Purchaser and Seller agree to file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of United States local or state or foreign law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation and to refrain from taking any position inconsistent with the Allocation. Purchaser and Seller agree to cooperate in the preparation of any such Section 1060 Forms and to timely file such Section 1060 Forms in the manner required by applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Purchaser specifically acknowledges and agrees to the following with respect to the representations and warranties of Seller:

A. The Purchaser will not have any recourse to Seller or to any of the directors, officers, employees, legal counsel, financial advisors, representatives, accountants, professionals, auditors and other agents of Seller in the event any of the representations and warranties made herein or deemed made are untrue as at any time of expression thereof. The only remedy for a breach of such representations and warranties shall be the Purchaser’s option, under certain circumstances, not to close in accordance with and subject to the limitations in Sections 7.1, 7.3 and 8.4 hereof and, without limiting the foregoing, the Purchaser shall have no remedy whatsoever for any such breach after the Closing.

B. The Purchaser has conducted its own due diligence investigations of the Operations and the Assets.

C. If information provided in any Section of the schedule delivered by Seller to the Purchaser by separate letter dated as of the date hereof and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the “Seller Disclosure Schedule”) is applicable to any other Sections herein, then such information shall be deemed to have been provided with respect to all such Sections herein.

Except as otherwise disclosed to the Purchaser in the Seller Disclosure Schedule, Seller represents and warrants to the Purchaser as follows:

Section 3.1 Organization. Seller is corporation duly organized, validly existing and, as of the Closing Date, will be in good standing under the laws of the State of Delaware.

Section 3.2 Authority Relative to this Agreement. Subject to the entry and effectiveness of the Sale Order, Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all requisite corporate actions thereof, except those actions that are excused by or unenforceable as a result of the filing of the Petition or any provision of the Bankruptcy Code or any applicable law. Subject to the entry and effectiveness of the Sale Order, this Agreement has been duly and validly executed and delivered by Seller, and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 3.3 Consents and Approvals. No material consent, approval, authorization of, declaration, filing, or registration with, any Governmental Authority is required to be made or obtained by Seller in connection with the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, except (a) for consents, approvals, authorizations of, declarations, or filings with the Bankruptcy Court including without limitation the Sale Order, and (b) for the Regulatory Approvals. The items referred to in clauses (a) and (b) of this Section 3.3 are hereinafter referred to as the “Governmental Requirements.”

Section 3.4 No Violations. Assuming that the Governmental Requirements will be satisfied, made, or obtained and will remain in full force and effect, and assuming receipt of the consents, approvals and authorization of parties to certain of the Assumed Contracts, neither the execution, delivery, or performance of this Agreement by Seller, nor the consummation by Seller of the Contemplated Transactions, nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws or similar organizational instrument of Seller, (b) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or the Assets, or (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Asset, except, in the case of clauses (b) and (c), for any of the foregoing that (x) would not reasonably be expected to have a Material Adverse Effect, or (y) are excused by or unenforceable as a result of the filing of the Petition or any provision of the Bankruptcy Code or any applicable law.

Section 3.5 Tangible Property. The Equipment included in the Assets are in good operating condition and repair (normal wear and tear excepted) and are suitable for their use as used by Seller in the Operations as of the date hereof.

Section 3.6 Litigation. There is no judgment, decree, injunction, rule, or order of any Governmental Authority or arbitrator pending against Seller that is seeking to enjoin or prevent the Contemplated Transactions.

Section 3.7 No Violation of Law. Except to the extent excused by or unenforceable as a result of the commencement or pendency of the Chapter 11 Case or the application of any provision of the Bankruptcy Code, Seller is not in material violation of, or has been given notice of or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance, or judgment of any Governmental Authority, any insurance company or fire rating agency, or any other similar board, organization or authority, which violation would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect and except for the Chapter 11 Case, to Seller’s Knowledge, no investigation or review by any Governmental Authority of Seller’s Operations is pending or threatened in writing.

Section 3.8 Permits and Licenses. Seller has obtained all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from the appropriate governmental authority in each applicable jurisdiction (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “State Licenses”) that are required for the conduct of its business as presently conducted, and for the operation and holding of the Assets, except where failure to hold such State Licenses, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.9 Environmental Matters. With respect solely to the Assets, (a) Seller is in compliance, in all material respects, with all United States federal, state, and local laws, rules, regulations, orders or ordinances governing the protection of the environment, health or safety (collectively, “Environmental Laws”); (b) Seller has not received any notice from any Governmental Authority or third party alleging that Seller or any aspect of the operation of the Assets is not in compliance with any Environmental Law; (c) there are no judicial, administrative or other actions, suits or proceedings, pending or, to Seller’s Knowledge, threatened, alleging a material violation of any Environmental Law with respect to any of the Assets; and (d) to Seller’s Knowledge, no asset is subject to any lien or security interest in favor of any Governmental Authority or other party for (x) liability under any Environmental Laws, or (y) damages arising from or costs incurred by such Governmental Authority.

Section 3.10 Labor Matters. Seller is not a party to a collective bargaining agreement, and, to Seller’s Knowledge, no labor unions or other organizations represent, purport to represent, or have attempted to represent, any employee of Seller with respect to the employee’s employment with Seller.

Section 3.11 Title to and Use of Property.

(a) Except as set forth in Section 3.11 of the Seller Disclosure Schedule, at the Closing, the Purchaser will acquire all of Seller’s right, title and interest in and to all of the Assets, in each case, free and clear of any and all Encumbrances (including any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement) other than Permitted Encumbrances and, with respect to Assumed Contracts, the Assumed Liabilities.

(b) Except as set forth in Section 3.11 of the Seller Disclosure Schedule and except as may be subject to Regulatory Approval, Seller has good and marketable title to the Assets owned by Seller.

Section 3.12 Marketing Approval Applications. Seller does not currently have any marketing approval applications filed with the FDA or any equivalent agency in any foreign jurisdiction.

Section 3.13 Intellectual Property.

(a) “Intellectual Property” means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent used in the operation of the Assets and owned by, licensed to, authorized for use by, or otherwise used by Seller:

(i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

(ii) trademarks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

(iii) copyright registrations and applications for registration thereof and non-registered copyrights;

(iv) trade secrets, designs, research, processes, procedures, technique, methods, know-how, data, mask works, inventions. and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and

(v) computer software programs including all source codes, object codes, and material documentation related thereto (collectively, (i) through (v), “Included Intellectual Property”).

(b) Intellectual Property Disclosure. Section 3.13(b) of the Seller Disclosure Schedule sets forth a United States and foreign patents and patent applications, trademark and service mark registrations and applications, and copyright registrations and applications owned or licensed by Seller, specifying as to each owned item, as applicable: (i) the nature of the item, including the title, (ii) the owner of the item, (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (iv) the issuance, registration, or application numbers and dates.

(c) Administration and Enforcement. Except as would not reasonably be expected to result in a Material Adverse Effect and except as set forth on Section 3.13(c) of the Seller Disclosure Schedule, Seller has taken all necessary action to maintain and protect each material item of Included Intellectual Property owned by Seller.

(d) Other Intellectual Property Representations and Warranties. There have been no claims made against the Seller asserting the invalidity, misuse or unenforceability of the Included Intellectual Property, and the Seller is not aware of any valid grounds for the same. Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringements or misappropriation by, or conflict with, any third party with respect to the Included Intellectual Property (including, without limitation, any demand or request that the Seller license any rights from a third party). Seller does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Seller, except for inventions that already have been assigned or licensed to the Seller.

Section 3.14 Board Approval and Recommendation. The Board of Directors of Seller has determined that an immediate sale and assignment of the Assets pursuant to this Agreement under Sections 363, 365 and 105 of the Bankruptcy Code is in the best interests of Seller and its creditors.

Section 3.15 No Implied Representation. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in Article III above. It is understood that, except to the extent otherwise expressly provided herein, the Purchaser takes the Assets “as is” and “where is.” It is hereby acknowledged that Seller makes no other representations and warranties, including without limitation any implied representation and warranty as to condition, merchantability, suitability or fitness for a particular purpose as to any of the Assets. The disclosure of any matter or document in the Seller Disclosure Schedule or Exhibits shall not imply any warranty or representation not expressly given in this Agreement, nor shall such disclosure of itself be taken as extending the scope of the warranties or any other obligation under this Agreement. It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to Purchaser or any of its agents or representatives are not and shall not be deemed to be representations or warranties of Seller. The inclusion of an item in the Seller Disclosure Schedule shall not constitute an admission that such item is material.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as otherwise disclosed to Seller in a schedule annexed hereto (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the “Purchaser Disclosure Schedule”), the Purchaser represents and warrants to Seller as follows:

Section 4.1 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.2 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Contemplated Transactions have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by the Purchaser, and (assuming this Agreement constitutes a valid and binding obligation of Seller) constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 4.3 No Violations. Assuming approval of the Bankruptcy Court and receipt of the other Governmental Requirements, the execution, delivery and performance of this Agreement will not (a) violate any provision of the articles of incorporation or bylaws or similar organizational instrument of the Purchaser or any of its Affiliates, or (b) violate or conflict with any statute, rule or regulation applicable to the Purchaser, any of its Affiliates or any of their properties or assets or any other material restriction of any kind or character to which the Purchaser or any of its Affiliates is subject that would prohibit or make unlawful the Contemplated Transactions.

Section 4.4 Consents and Approvals. No material consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be made or obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, except for (a) the Governmental Requirements or (b) those that become applicable solely as a result of the specific regulatory status of Seller, or (c) where the failure to make, file, give or obtain any of them would not prohibit or make unlawful the consummation of the Contemplated Transactions.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, tinder’s, financial advisor’s or other similar fee or commission from Seller in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

Section 4.6 Financing. The Purchaser represents that as of the date hereof it has, and on the Closing Date it will have, access to sufficient funds to deliver the Purchase Price to Seller and to consummate the transactions contemplated hereby. THE PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT THERE IS NO FINANCING CONTINGENCY OR CONDITION WITH RESPECT TO THE PURCHASER’S OBLIGATIONS TO PROCEED WITH CLOSING THE CONTEMPLATED TRANSACTIONS.

Section 4.7 Investment Experience. The Purchaser acknowledges that it is able to fend for itself, can bear the risks associated with the Assets and Assumed Liabilities hereunder and is a sophisticated investor capable of evaluating the merits and risks of the Contemplated Transactions.

Section 4.8 No Outside Reliance. Purchaser has not relied, and is not relying upon, any statement or representation which is not made in this Agreement, the Seller Disclosure Schedule, or any Exhibit or attachment hereto, or in any certificates or opinions to be delivered to Purchaser at the Closing.

ARTICLE V

COVENANTS

Section 5.1 Conduct by Seller Pending the Closing. The Purchaser acknowledges and agrees that except than with respect to maintaining the Assets prior to the Closing Date, Seller may take all other actions in the conduct of its Operations including (i) ceasing operations, (ii) rejecting any and all unexpired leases and contracts other than the Assumed Contracts, (iii) selling or otherwise disposing of assets other than the Assets, (iv) terminating employees, consultants or advisors, and (v) altering or terminating relationships with third parties. Notwithstanding the foregoing, except as otherwise expressly contemplated under this Agreement, from the date hereof until the Closing Date, without the prior written consent of the Purchaser:

(a) Seller shall not adopt or propose any change in its certificate of incorporation or bylaws or similar organizational instrument, except a change that would not have any adverse effect on the Contemplated Transactions;

(b) Seller shall not lease, license, surrender, relinquish, encumber, or dispose of any Assets;

(c) Seller shall not terminate, amend, modify or supplement the terms of any Assumed Contracts without the express written permission of Purchaser;

(d) Seller shall not agree or commit to do any of the foregoing; and

(e) except to the extent necessary to comply with the requirements of applicable laws, regulations or Bankruptcy Court orders, Seller shall not (i) take, agree, or commit to take, any action that would make any representation or warranty of Seller hereunder materially inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect on the Closing Date, or (iii) take, agree, or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article VII not being satisfied.

Section 5.2 Access and Information. Seller shall afford to the Purchaser and to the Purchaser’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours and without material disruption to the business or operations of Seller throughout the period prior to the Closing Date to all its books, documents, records, properties, plants, and personnel that relate to the Assets or Assumed Liabilities, and all other information as the Purchaser reasonably may request in furtherance of the Contemplated Transactions. Except to the extent caused by the negligence, willful misconduct or fraud of Seller or any of their respective employees, agents, or contractors, the Purchaser shall indemnify, defend, and hold harmless Seller from and against any and all claims asserted against or incurred by Seller arising out of any act or failure to act of the Purchaser or its employees, agents, or contractors in connection with any inspection by or access to the Purchaser of Seller’s offices, assets (including the Assets) and properties.

Section 5.3 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, Seller and the Purchaser shall (a) use commercially reasonable efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits, or authorizations are required to transfer the Assets from, Governmental Authorities of the United States and the several states or the District of Columbia, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations, and (b) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate to consummate the Contemplated Transactions, as soon as practicable. In connection with the foregoing, Seller will promptly provide the Purchaser, and the Purchaser will promptly provide Seller, with copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to all filings and submissions required hereunder. The Parties hereto acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers, or similar third-party actions that are material to the consummation of the Contemplated Transactions, and each party agrees to take commercially reasonable actions to complete such notifications and obtain such clearances, approvals, waivers, or third-party actions; provided, however, that nothing in this Agreement (including, but not limited to, this Section 5.3 and Section 6.1) shall require any party to take any action or accept or comply with any condition that could reasonably be expected to result in a Material Adverse Effect or require the Purchaser to dispose of any of its assets; provided, further, that Seller will take any such action if the Purchaser has (i) so requested in writing and (ii) waived any claim, right and condition the Purchaser would otherwise be entitled to under this Agreement in connection therewith. Notwithstanding any of the foregoing, the Parties hereby agree that the Purchaser shall be solely responsible for obtaining any and all of the Regulatory Approvals. The Purchaser and Seller agree that, except as otherwise expressly contemplated by this Agreement, it will not take any action that would reasonably be expected to materially adversely affect or materially delay the Closing or the ability of any of the Parties to satisfy any of the conditions to the Closing or to consummate the Contemplated Transactions.

Section 5.4 Bankruptcy Actions. Seller shall use its best efforts to obtain entry of the Sale Order.

Section 5.5 Tax Returns and Filings; Payment of Taxes. Seller and the Purchaser shall cooperate with respect to Tax matters. Seller shall provide the Purchaser with such Tax information and copies of such Tax Returns (in each case, relating to the Assets or the Operations) as the Purchaser may reasonably request, reasonably promptly after such request.

Section 5.6 Employment Matters. All employees associated with the Assets, if any, terminated by Seller prior to Closing will be at Seller’s expense. Purchaser shall have the right, but not the obligation, to extend to any such employee an offer of employment with Purchaser.

Section 5.7 Additional Matters. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions, including using commercially reasonable efforts to obtain all necessary waivers, consents, and approvals in connection with the Governmental Requirements and to effect all necessary registrations and filings.

ARTICLE VI

ADDITIONAL POST-CLOSING COVENANTS

Section 6.1 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, Seller and the Purchaser will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser.

Section 6.2 Books and Records: Personnel. For a period ending upon the earlier of (x) the third (3d) anniversary of the Closing Date or (y) the closure of the Chapter 11 Case; (z) or such later date as may be required by any governmental or regulatory body or authority or ongoing Legal Proceeding:

(a) Unless the Purchaser shall have first given sixty (60) days’ prior written notice to Seller, the Purchaser shall not dispose of or destroy any of the business records and files contained in the Assets other than in connection with a sale or other disposition of the Assets or any portion thereof. If the Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give sixty (60) days’ prior written notice to Seller and Seller shall have the right, at their option and expense, upon prior written notice to the Purchaser within such sixty (60)-day period, to take possession of the records and files within ninety (90) days after the date of the notice from Seller. After that time, the Purchaser may dispose of or destroy any such records at its discretion.

(b) The Purchaser shall allow Seller and any of its directors, officers, employees, legal counsel, financial advisors, representatives, accountants, professionals, auditors and other agents and any successors thereto (collectively, “Seller’s Representatives”) access to all business records and files of Seller that are transferred by Seller to the Purchaser in connection herewith that are reasonably required by such Person in the administration of the Chapter 11 Case in anticipation of, or preparation for, any existing or future Legal Proceeding involving Seller, Tax Return preparation, litigation, or Excluded Liability, during regular business hours and upon reasonable notice at the Purchaser’s principal place of business or at any location where such records are stored, and Seller’s Representatives shall have the right, at their expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser’s business or operations.

Section 6.3 Cure of Defaults. Subject to the prior approval of the Bankruptcy Court, the Purchaser shall, on or prior to the Closing Date, cure or provide Seller with the means necessary to cure any and all monetary defaults and breaches under and satisfy (or, with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision reasonably satisfactory to the Bankruptcy Court for satisfaction from funds of the Purchaser) any Assumed Liability or obligation that must be so satisfied so that such Assumed Contracts may be assumed by and assigned to the Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement (including, without limitation, Section 1.2).

Section 6.4 Transfer Tax Matters. Purchaser shall be liable for all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions to Tax, “Transfer Taxes”) incurred in connection with the Contemplated Transactions, to the extent not exempt pursuant to Section 1146 of the Bankruptcy Code. Purchaser shall make due and timely payment of any Transfer Taxes to the applicable Governmental Authority and shall cooperate with Seller with respect to the preparation and filing of any Transfer Tax Returns. Purchaser shall use its commercially reasonable efforts to submit such Tax Returns to Seller for Seller’s review no later than ten (10) Business Days prior to the date such Returns are due.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions Precedent to Obligations of Seller and the Purchaser. The respective obligations of each party to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any United States federal or state court or Governmental Authority that prohibits, restrains, enjoins, or restricts the consummation of the Contemplated Transactions that has not been withdrawn or terminated; and

(b) no Action shall have been commenced by or before any Governmental Authority or arbitral body against the Purchaser or Seller, seeking to prevent, prohibit or make illegal or materially and adversely alter the Contemplated Transactions or which would reasonably be expected to have a Material Adverse Effect; provided, however, that the provisions of this Section 7.1(b) shall not apply to any Party hereto that has, directly or indirectly, solicited or encouraged any such Action;

Provided further , however, that the provisions of this Section 7.1(b) shall also not apply to any appeal in which no stay has been granted by the Bankruptcy Court;

Section 7.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller, unless such a waiver is prohibited by law):

(a) (i) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties that speak as to an earlier date, which shall be at and as of such dates, and (iii) Seller shall have received a certificate signed by an officer of the Purchaser as to the satisfaction of the condition set forth in clauses (i) and (ii); and

(b) the Sale Order shall have been entered by the Bankruptcy Court and shall have become final.

Section 7.3 Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by the Purchaser, unless such a waiver is prohibited by law);

(a) (i) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Seller contained in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties that speak as to an earlier date, which shall be at and as of such date, except for such failure to satisfy the conditions in clauses (i) and (ii) above as could not reasonably be expected to have a Material Adverse Effect, and (iii) the Purchaser shall have received a certificate signed by an officer of Seller as to the satisfaction of the conditions set forth in clauses (i) and (ii);

(b) the Sale Order shall have been entered by the Bankruptcy Court and shall have become final;

(c) Seller shall have provided documentation evidencing its requests: (i) that the FDA transfer all INDs to Purchaser; and (ii) Paul Broome and Gillian Gregory shall have been paid all amounts owed to them as of the Closing Date for services rendered by either of them to the Seller after May 23, 2006.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Purchaser and Seller.

Section 8.2 Termination by Either the Purchaser or Seller. This Agreement may be terminated at any time prior to the Closing Date by either the Purchaser or Seller if (a) a United States federal or state court of competent jurisdiction or United States federal or state Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions and either (i) thirty (30) days shall have elapsed from the issuance of such order, decree or ruling or other action and such order, decree or ruling or other action has not been removed or (ii) such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used commercially reasonable efforts to remove such injunction, order or decree; or (b) the Closing Date shall not have occurred on or before the date that is six (6) months from the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party hereto whose failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing Date to have occurred on or prior to such date.

Section 8.3 Termination by Seller. This Agreement may be terminated at any time prior to the Closing Date by Seller if (a) there has been a breach by the Purchaser of any representation or warranty contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) and which breach is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by Seller to the Purchaser; or (b) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) and which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Seller to the Purchaser. Seller shall give immediate notice to Purchaser if Seller claims termination under this Section 8.3.

Section 8.4 Termination by the Purchaser. This Agreement may be terminated at any time prior to the Closing Date by the Purchaser if (a) there has been a breach by Seller of any representation or warranty contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a) and which breach is not curable, or if curable, is not cured within thirty (30) days after notice of such breach is given by the Purchaser to Seller; (b) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a) and which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Purchaser to Seller; or (c) the Sale Order shall not have been entered by the Bankruptcy Court on or before the date that is sixty (60) days from the date hereof in substantially the form contemplated by this Agreement. Purchaser shall give immediate notice to Seller if Purchaser claims termination under this Section 8.4.

Section 8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VIII, the Contemplated Transactions shall be abandoned, without further action by any of the Parties hereto. In addition to any other rights available to the Seller upon its termination of this Agreement pursuant to Section 8.3, Seller shall retain the Deposit in accordance with Section 1.4. Promptly following such termination, all filings, applications, and other submissions made pursuant to the Contemplated Transactions shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made. In addition to any other rights available to the Purchaser upon its termination of this Agreement pursuant to Section 8.4, Purchaser shall be entitled to, subject to Bankruptcy Court approval, the Deposit.

ARTICLE IX

DELIVERIES AT CLOSING

Section 9.1 Seller’s Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) all documents, certificates, and agreements reasonably necessary to transfer to the Purchaser all of Seller’s right, title and interest in, to and under all of the Assets, free and clear of any and all Encumbrances thereon, other than Permitted Encumbrances, including, a duly executed Patent Assignment Agreement, in customary form mutually agreeable to the Parties hereto.

(b) certified copies of all orders of the Bankruptcy Court pertaining to the Contemplated Transactions, including the Sale Order; and

(c) an affidavit, in form and substance reasonably acceptable to Purchaser, of an officer of Seller, sworn to under penalty of perjury, setting forth Seller’s name, address and federal tax identification number and stating that such Seller is not a “foreign” person (within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder); and

(d) a certificate dated the Closing Date and validly executed on behalf of Seller to the effect that the conditions set forth in Section 7.3(a) have been satisfied.

Section 9.2 Purchaser’s Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, the Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a) the Cash Purchase Price and;

(b) a copy of the resolutions of the Board of Directors of the Purchaser, authorizing the execution, delivery, and performance hereof by the Purchaser, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect.

(c) a certificate dated the Closing Date and validly executed on behalf of the Purchaser to the effect that the conditions set forth in Section 7.2(a) have been satisfied.

Section 9.3 Required Documents. All documents to be delivered by Seller or to be entered into by Seller and the Purchaser necessary to carry out the Contemplated Transactions or contemplated by the terms of this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and counsel to the Purchaser, and all documents to be delivered by the Purchaser necessary to carry out the Contemplated Transactions or to be entered into by Seller and the Purchaser necessary to carry out the Contemplated Transactions shall be reasonably satisfactory in form and substance to Seller and counsel to Seller.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed received upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties at the following addresses (or such other address for a party hereto as shall be specified by like notice):

(a)	If to the Purchaser, to:

Thomas A. Glaze

Chief Executive Officer

Receptor Biologix, Inc.

1140 Veterans Blvd, Ste A

South San Francisco, CA 94080

Facsimile: 650-952-2205

with a copy, which shall not constitute notice, to:

Peter M. Gilhuly

Latham & Watkins LLP

633 West 5th Street, Ste 4000

Los Angeles, CA 90071

(b)	If to Seller prior to Closing, to:

Aphton Corporation

8 Penn Center, Suite 501

1628 JFK Blvd.

Philadelphia, PA 19103

Attention: John McCafferty

Facsimile: 215-218-4357

with a copy, which shall not constitute notice, to:

Eckert Seamans Cherin & Mellott, LLC

300 Delaware Avenue, Suite 1360

Wilmington, DE 19801

Attention: Ronald S. Gellert, Esquire

Section 10.2 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “including” shall be deemed to mean “including, without limitation,” whether or not expressly stated herein. References to any business “as presently conducted” shall refer to the conduct of such business over the twelve (12) months prior to the date hereof.

Section 10.3 Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, the Confidentiality Agreement, and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof, including any transaction between the Parties, and (b) shall not be assigned by operation of law or otherwise; provided, however, that the Purchaser may assign its rights and obligations hereunder but (x) the Purchaser shall not be relieved of its obligations hereunder as a result of such assignment, and (y) to the extent any such assignment by the Purchaser relates to the assignment by Seller of an executory contract or unexpired lease hereunder and occurs prior to Closing such that, at Closing, this Agreement will provide for Seller’s assignment of such executory contract or unexpired lease to a party other than the Purchaser, such assignment by the Seller shall be subject to all applicable provisions of the Bankruptcy Code.

Section 10.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State by residents of such State.

Section 10.5 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

Section 10.6 Venue and Retention of Jurisdiction. The Purchaser and Seller agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto; and (b) the Assets and Assumed Liabilities, and the Purchaser expressly consents to and agrees not to contest such exclusive jurisdiction. All Actions brought, arising out of, or related to the Contemplated Transactions shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such Actions.

Section 10.7 Expenses. Except as otherwise provided herein, whether or not the actions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the Party incurring such expenses.

Section 10.8 Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of the Parties hereto.

Section 10.9 Waiver. At any time prior to the Closing Date, the Parties hereto may agree in a signed writing to (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein.

Section 10.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

Section 10.13 No Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Seller Indemnitee in its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right. Without limiting the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of Seller or any other Persons (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third-party beneficiary rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Seller Plan.

Section 10.14 Non-survival of Representations, Warranties and Agreements. All representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith other than those covenants and agreements set forth in Article X hereof, which shall terminate in accordance with Section 10.3, shall terminate at the earlier of (a) the Closing or (b) termination of this Agreement in accordance with Article VIII hereof. Only those covenants that contemplate actions to be taken or obligations in effect after the Closing or termination of this Agreement, as the case may be, including, without limitation, the covenants and agreements in Article X, shall survive in accordance with their terms and to the extent so contemplated.

Section 10.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE XI

DEFINITIONS

Section 11.1 Defined Terms. As used hereon, the terms below shall have the following meanings.

“Action” means any claim, suit, action, arbitration, inquiry, proceeding, investigation, charge or complaint.

“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect Subsidiary of such Person, and any other person that, directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.3.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement in such form as may be agreed to by the Purchaser and Seller.

“Assumed Contracts” has the meaning set forth in Section 1.1.

“Assumed Liabilities” has the meaning set forth in Section 1.2.

“Bankruptcy Code” has the meaning set forth in the Preamble.

“Bankruptcy Court” has the meaning set forth in the Preamble and, with respect to an appeal from any order or determination of the Bankruptcy Court, any court having jurisdiction over such appeal.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions in Herndon, Virginia are authorized or required by law or executive order to close.

“Business Employees” has the meaning set forth in Section 5.9(a).

“Cash Purchase Price” has the meaning set forth in Section 1.4.

“Chapter 11 Case” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contemplated Transactions” means the purchase and sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby, and the related transactions contemplated by this Agreement.

“Cure Amounts” has the meaning set forth in Section 1.2.

“Deposit” has the meaning set forth in Section 1.4.

“D.I.P. Loan” or “D.I.P. Facility” shall refer to the loan described in the Stipulation between the parties approved by the Court at a hearing on June 29, 2006.

“Encumbrances” means any mortgage, security interest, or lien (as defined in Section 101(37) of the Bankruptcy Code) whether legal or equitable in nature, whether contractual, statutory or common law in origin.

“Environmental Laws” has the meaning set forth in Section 3.9.

“Equipment” means the equipment described in Schedule III hereto.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Excluded Taxes” has the meaning set forth in Section 1.3(c).

“Final Determination” means (a) in respect of United States federal income Taxes, a “determination” (as defined in Section 1313 (a) of the Code) or (b) the execution of an IRS Form 870-AD, and (b) in respect of Taxes other than United States federal income taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Governmental Authority” means any federal, state, local, municipal, foreign or international court, tribunal, judicial body, government, department, commission, board, bureau, agency, official, instrumentality or other regulatory, administrative or governmental authority.

“Governmental Requirements” has the meaning set forth in Section 3.3.

“Included Intellectual Property” has the meaning set forth in Section 3.13(a).

“Independent Accountant” means a nationally recognized independent public accounting firm that currently does not audit the Purchaser or Seller, or an Affiliate of either, as shall be agreed upon by the Purchaser and Seller.

“Intellectual Property” has the meaning set forth in Section 3.13(a).

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of Seller.

“Legal Proceeding” means any Action pending at law or in equity before any Governmental Authority or arbitral body.

“Losses” means any and all damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” means any effect, event, occurrence or state of facts that, individually or aggregated with other effects, events, occurrences or states of facts, (a) would after the Closing be materially adverse to or materially impair (i) the value or condition of the Assets or Assumed Liabilities, or (ii) the ability of any Party hereto to perform its obligations under this Agreement, or (b) gives rise to any material liability that would be an Assumed Liability from or after the Closing or materially increases any Assumed Liability.

“Operations” means the business, operations and activities relating to or utilizing the Assets.

“Parties” means the Purchaser and Seller.

“Permitted Encumbrances” means with respect to or upon any of the Assets, whether owned, leased, subleased, occupied or licensed as of the date hereof or thereafter: Assumed Liabilities under Assumed Contracts; the rights of licensors and licensees pursuant to agreements between Seller and such licensors and licensees.

“Person” means any natural person, firm, partnership, limited liability company, association, corporation, trust, business trust or other entity.

“Petition” has the meaning set forth in the Preamble.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” has the meaning set forth in Article IV.

“Regulatory Approvals” means all consents waivers, approvals, certificates and other authorizations required to be obtained from any Governmental Authority asserting jurisdiction over the Purchaser, Seller or one of their subsidiaries or the Assets, that are required in order to consummate the Contemplated Transactions.

“Rejection” has the meaning set forth in Section 1.5.

“Retainee List” has the meaning set forth in Section 5.9.

“Sale Order” means an order of the Bankruptcy Court in substantially the form of Exhibit A or multiple orders of the Bankruptcy Court that taken together are substantiality in the form of Exhibit A.

“Section 1060 Forms” has the meaning set forth in Section 2.3.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in Article III.

“Seller lndemnitees” has the meaning set forth in Section 10.1.

“Seller Plan” means each written pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, vacation payor other similar plan, program, agreement, or arrangement, sponsored, maintained, contributed to, or required to be contributed to, by any Seller or by any trade or business, whether or not incorporated, which together with any Seller would be deemed a “single employer” within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, with respect to any current or former employee, consultant, or director of any Seller.

“Seller’s Representatives” has the meaning set forth in Section 6.2(b).

“State Licenses” has the meaning set forth in Section 3.8(a).

“Straddle Period” means any period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means any subsidiary of the Purchaser or any Seller, as the case may be.

“Taxes” means all United States federal, state and local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), excluding Transfer Taxes and including any interest, additions to tax, or penalties applicable thereto.

“Tax Returns” or “Returns” means all United States federal, state and local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Transfer Taxes” has the meaning set forth in Section 5.9.

“Transferred Employee” has the meaning set forth in Section 5.9(b).

IN WITNESS WHEREOF, Seller and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

Aphton Corporation

By:	/s/ Pat Mooney
Name:	Pat Mooney
Title:	Chief Executive Officer

Receptor Biologix, Inc.

By:	/s/ Thomas A. Glaze
Name:	Thomas A. Glaze
Title:	Chief Executive Officer